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                                                                  April 25, 2001



Horace Mann Mutual Funds
One Horace Mann Plaza
Springfield, IL  62715

Ladies and Gentlemen:

     Reference is made to Post-Effective Amendment No.10 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Horace Mann Mutual Funds, a Delaware business trust (the "Trust") in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares") in the Equity Fund, Balanced Fund, Income Fund, Short-Term Investment Fund, Small Cap Growth Fund, International Equity Fund and Socially Responsible Fund (each, a "Fund" and collectively, the "Funds").

     We are familiar with the Trust's organization and have counseled the Trust regarding various legal matters. We have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

     Based upon the foregoing, and assuming that the Trust's Declaration of
Trust dated            November 7, 1996, the Written Instrument Establishing and
Designating Growth Fund, Balanced Fund, Income Fund and Short-Term Investment Fund dated February 6, 1997, and the By-Laws of the Fund adopted December 20, 1996 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Trust on December 20, 1996 and February 6, 1997 and the Written Consent dated March 10, 1997 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Trust is a validly existing voluntary association with transferable shares under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares in the Funds; and (b) presently and upon such further issuance of the Shares in accordance with the Trust's Declaration of Trust and the receipt by the Trust of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be applicable have been complied with, and assuming that the Trust continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.